Exhibit 99.1

Crane Co.	NEWS

Contact:
Richard E. Koch
Director, Investor Relations and Corporate Communications
203-363-7352 www.craneco.com

CRANE CO. PROVIDES 2007 FINANCIAL OUTLOOK AND UPDATES 2006 GUIDANCE

•	Sales for 2007 expected to grow 14% to approximately $2.6 billion

•	EPS for 2007 expected to be $2.80 - $2.95, up 10% from 2006

•	EPS for 2006 expected to be in the range of $2.60 to $2.64, down from $2.64 to $2.70

STAMFORD, CONNECTICUT – December 11, 2006 - Crane Co. (NYSE: CR), at its annual investor conference tomorrow, will provide its 2007 financial performance outlook and discuss its earnings per share (EPS) guidance for 2006 and 2007.

Sales are expected to grow 14% in 2007 to approximately $2.6 billion, with acquisitions made in 2006 contributing 8% and organic growth providing 6%. Earnings per share in 2007 are expected to be in the range of $2.80 to $2.95, the third consecutive year of record earnings. Crane will note that results from its recent Dixie-Narco acquisition are expected to improve significantly from the losses incurred in the fourth quarter to breakeven in 2007 reflecting extensive cost reduction initiatives, procurement and manufacturing savings, and improved selling prices.

Full year 2006 EPS is expected to be in the range of $2.60 - $2.64 per share, which will be a record for the company, surpassing 2005’s previous record EPS of $2.25 by approximately 15%. Earnings are expected to be $.54 - $.58 per share in the fourth quarter of 2006, down slightly from previous guidance of $.58 - $.64 per share. The reduced earnings include higher projected losses at Dixie-Narco resulting from a temporary plant closure, reduced demand and throughput efficiencies in the Pumps business, and the benefit of the Congressional extension of the U.S. research and development tax credit.

Eric Fast, president and chief executive officer, stated, “The acquisitions in 2006 have exceeded our performance expectations and substantially strengthened our strategic positions in those industries. The acquisitions, combined with our continued focus and progress on improving our existing businesses, provide us with a solid base for another record year in 2007.”

Crane Co. will hold an investor conference on December 12, 2006, beginning at 8:30 am (Eastern) to discuss its 2007 outlook and to provide further insight into the Company’s performance, plans and future prospects. Interested parties may listen to a live webcast of the conference, and view the related presentation materials, at www.craneco.com. The slides will be available on the website at 8:00 am (Eastern) on Tuesday, December 12.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Crane Co. is traded on the New York Stock Exchange (NYSE:CR).

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any statements contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and subsequent reports filed with the Securities and Exchange Commission.

2006 - 34

2